FOR IMMEDIATE RELEASE
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240
November 6, 2008

SJI Reports Strong Third Quarter 2008 Results
Reaffirms 2008 Economic Earnings Growth Guidance at Upper End of the 6 – 10% Range

Folsom, NJ – South Jersey Industries (NYSE:SJI) today announced income from continuing operations for the third quarter 2008 of $43.9 million, or $1.47 per share, compared with income from continuing operations of $8.6 million, or $0.29 per share, for the same quarter of 2007. For the first nine months of 2008, SJI produced income from continuing operations of $55.3 million, or $1.85 per share, compared with $46.5 million, or $1.58 per share, for the comparable 2007 period.
SJI’s Economic Earnings from continuing operations for the third quarter of 2008 were $1.1 million, or $0.04 per share, compared with a loss of $1.5 million, or $0.05 per share, for the same quarter in 2007. Economic Earnings for the third quarter would have been higher were it not for the timing impact of certain hedging contracts that will now settle and benefit earnings in the fourth quarter of 2008. On an Economic Earnings basis, SJI’s income from continuing operations for the first nine months of 2008 totaled $47.9 million, up 11.3% from $43.0 million for the same period in 2007. Economic Earnings per share from continuing operations for the same period rose to $1.60 in 2008 from $1.46 in 2007.
The non-GAAP measure, Economic Earnings, adjusts income from continuing operations by eliminating all unrealized gains and losses on commodity derivative transactions and adjusts for realized gains and losses attributed to hedges on inventory transactions. (Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release.)
“The cornerstones of our company – a well-capitalized utility and our energy-centered non-utility businesses – coupled with an ongoing corporate-wide focus on efficiency, provide a strong foundation on which we continue to execute our long term plans for growth,” said SJI Chairman and CEO Edward J. Graham. “The strength of our year-to-date results, combined with our expectations for a strong fourth quarter, leaves us well positioned to deliver on the higher end of our targeted 2008 Economic Earnings per Share growth of 6% to 10% above the full year 2007 level of $2.09. As it does every November as part of its strategic process, the board of directors will consider these results, as well as future prospects, when they meet later this month to discuss the level of the dividend increase,” Graham continued. SJI’s policy has been to increase dividends per share by at least 6% to 7% annually.

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SJI’s Third Quarter 2008 Highlights:

➢	Economic Earnings up $2.6 million for the quarter.
➢
Reaffirmed 2008 Economic EPS growth guidance at 6% to 10% above 2007 Economic EPS of $2.09, with an emphasis on achieving the higher end of the range. This translates to Economic Earnings per share of $2.22 to $2.30 for 2008.

➢	Hedged approximately $29.0 million of pre-tax income for the 2008-2009 winter season from our combined non-utility storage and pipeline capacity assets.
➢	Maintained a strong balance sheet: equity-to-capitalization rate was 50% at September 30, 2008, and has averaged 53% for the year-to-date.
➢	Maintained uninterrupted access to liquidity during this period of market turmoil.
➢	The board of directors authorized a Share Repurchase Program.
➢	South Jersey Gas was ranked second by J.D. Powers and Associates in the Eastern Region in their 2008 Gas Utility Residential Customer Satisfaction StudySM .

Non-Utility Posts Strong Results: Non-utility operations reported income from continuing operations on a GAAP basis of $45.7 million in the third quarter of 2008 compared with $10.3 million of income from continuing operations for the same period in 2007. On an Economic Earnings basis, non-utility income from continuing operations for the third quarter of 2008 was $2.9 million, compared with $0.2 million earned for the third quarter of 2007. The increase in Economic Earnings was due primarily to strong performance at our asset management and marketing, on-site energy production, and appliance service businesses. GAAP results reflected the impact of unrealized gains from mark-to-market accounting at our asset management and marketing business. Non-utility operations produced GAAP income of $28.5 million and $20.1 million for the first nine months of 2008 and 2007, respectively. Economic Earnings from continuing operations at our non-utility businesses grew to $21.1 million for the first nine months of 2008, compared with $16.6 million for the same period in 2007. Performance at our key non-utility business lines was as follows:

•
Asset Management & Marketing - Economic Earnings in the third quarter of 2008 for this business line rose to $0.2 million compared with a loss of $1.6 million for the third quarter of 2007. Third quarter Economic Earnings were impacted due to the timing of the settlement of certain hedging contracts; the benefit locked in by these contracts will now be realized in the fourth quarter. For the first nine months of 2008 this business contributed $15.1 million to Economic Earnings compared with $12.9 million for the same period of 2007, an increase of 17.1%. Having 12.1 Bcf of gas storage capacity under management and 122,500 dekatherms per day of pipeline capacity creates opportunities for this business to lock in attractive margins resulting from volatility in market pricing. Results for 2008 have benefited significantly from the increased value of pipeline capacity, which served to offset market conditions that produced tighter margins for storage capacity. We hedge an initial profit margin on each transaction we enter into and then seek to optimize those margins by taking advantage of favorable market conditions. For the upcoming winter season we have already hedged 100% of our storage capacity and transportation capacity. Those hedges have locked in a minimum of $29 million of pretax operating margin for this business, with the potential to opportunistically trade around those assets to further improve earnings.

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On-Site Energy Production - Our on-site energy production business, Marina Energy, contributed $2.1 million to SJI’s bottom line in the third quarter of 2008, compared with $1.3 million in the prior-year period. Marina’s year-to-date 2008 performance reflected improved operating performance and higher chilled water throughput at our Atlantic City thermal plant driven by increased cooling demand and the opening of the Borgata’s new Water Club tower. For the first nine months of 2008, this business contributed $4.4 million, up 52% from $2.9 million for the same period in 2007.

While the date on which Boyd Gaming will resume construction on its Echelon Resort remains uncertain due to current market conditions, we continue to anticipate the successful completion of both Boyd’s facility and our thermal energy plant serving it. Contractual commitments provided by Echelon and Boyd should deliver payment streams to the project as early as November 2010, regardless of the project’s operational status.  Looking to other energy project opportunities, SJI’s fourth landfill gas-to-electricity project, a joint-venture to develop a two megawatt facility for Salem County, NJ, is slated to become operational in December 2008. We also are developing a multi-million dollar solar project for an educational facility, which is slated to begin operations in 2009. We continue to pursue energy project opportunities similar to these, as well as other combined heat and power (CHP or cogeneration) projects, in-line with the recently announced New Jersey Energy Master Plan. Medical, educational and governmental facilities are particularly well suited applications for these projects. Marina develops, owns and operates on-site energy plants. We expect these projects to provide annuity-like income streams under long-term contracts.

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Retail Services – Retail services, which include appliance warranty and repair, HVAC installation and meter reading, contributed $0.6 million in the third quarter 2008 compared with $0.5 million for the prior-year period. For the year-to-date 2008, retail services produced $1.5 million of net income compared with $0.8 million for the first nine months of 2007. As reported for the first half of the year, the combination of new sales campaigns and realized operational efficiencies continued to drive improved performance through the third quarter.

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Utility Business Performance: South Jersey Gas posted a third quarter 2008 net loss of $1.9 million compared with a loss of $1.7 million in the third quarter of 2007. SJG normally reports a loss in the third quarter due to lack of heating demand. For the first nine months of 2008, SJG reported net income of $26.6 million, up from the $26.4 million posted for the same period in 2007. Performance drivers for the quarter and the nine months were customer growth and lower interest charges, offset by lower margins on gas sales to electric utilities and higher depreciation expense.

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Conservation Incentive Program Results – The CIP has protected $9.0 million for the year-to-date by offsetting the impacts of reduced customer utilization levels. The CIP has enabled SJG to actively promote energy conservation in our service territory, helping our customers lower their energy bills. In addition, our customers are also benefiting under the CIP from reduced costs achieved within our gas supply and storage portfolio.

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Customer Growth - South Jersey Gas added 4,214 customers during the 12- month period ended September 30, 2008, for a total of 336,004. The 1.3% increase was achieved despite the significant slowdown in the new housing construction market nationwide. Customers added in the past 12 months are anticipated to contribute approximately $1.5 million to net income annually. Natural gas remains the fuel of choice within our service territory, with over 95% of all new homes constructed using natural gas as their primary heating source. The clean burning characteristics of natural gas and the price advantage currently enjoyed by natural gas heat over alternative heating fuels typically used in our market should also support our efforts to acquire new customers in both the new housing and conversion markets. We have seen a significant increase in conversion interest that should benefit customer growth in 2009. We also expect a continuation of the trend of obtaining strong margins from new commercial customers that we have experienced in recent years. For the future, substantial new economic development planned for the Atlantic City market is also expected to positively impact housing demand in our service territory.

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 50% at September 30, 2008, an improvement from 48% at the same point in 2007. Strong earnings growth was the primary reason for the improvement. The year-to-date average equity-to-capitalization ratio is 53%. Our goal remains for this ratio to average 50% annually. SJI’s liquidity position also remains strong as we have maintained uninterrupted access to external financing sources during this period of market turmoil.

Share Repurchase Program Announced: As announced earlier, the board of directors recently authorized the repurchase of up to 5% of SJI’s outstanding shares over the next four years. This program provides management with a tool to optimize the company’s capital structure, demonstrating our commitment to increasing shareholder value over the long term as well as our belief in our future prospects.

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South Jersey Gas Ranks in J.D. Power and Associates Survey: South Jersey Gas ranked second in the Eastern Region in the 2008 Gas Utility Residential Customer Satisfaction StudySM . The study, now in its seventh year, measures residential customer satisfaction with gas utility companies across six factors: company image, communications, price and value, billing and payment, customer service, and field service.

Explanation and Reconciliation of Non-GAAP Financial Measures:
This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, and Asset Management & Marketing Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to commodity transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our commodity marketing activities, as no change in value is reflected for the non-derivative portion of the transaction.

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The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(In thousands except per share data)		(In thousands except per share data)
Income from Continuing Operations	$43,858	$8,564	$55,289	$46,547
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses	(42,363)	(10,508)	(1,247)	(5,196)
Realized (Gains)/Losses on Inventory Injection Hedges	(440)	406	(6,169)	1,662
Economic Earnings	$1,055	$(1,538)	$47,873	$43,013

Earnings per Share from Continuing Operations	$1.47	$0.29	$1.85	$1.58
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses	(1.42)	(0.35)	(0.04)	(0.18)
Realized (Gains)/Losses on Inventory Injection Hedges	(0.01)	0.01	(0.21)	0.06
Economic Earnings per Share	$0.04	$(0.05)	$1.60	$1.46

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	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(in thousands except per share data)		(in thousands except per share data)
Non-Utility (Loss)/Income From Continuing Operations	$45,663	$10,291	$28,539	$20,104
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses	(42,363)	(10,508)	(1,247)	(5,196)
Realized (Gains)/Losses on Inventory Injection Hedges	(440)	406	(6,169)	1,662
Non-Utility Economic Earnings	$2,860	$189	$21,123	$16,570

Asset Management & Marketing (Loss)/Income From Continuing Operations	$42,964	$8,479	$22,543	$16,423
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses	(42,363)	(10,508)	(1,247)	(5,196)
Realized (Gains)/Losses on Inventory Injection Hedges	(440)	406	(6,169)	1,662
Asset Management & Marketing Economic Earnings	$161	$(1,623)	$15,127	$12,889

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Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast on Thursday, November 6, 2008 at 2:00 pm EDT to discuss the company’s third quarter 2008 results and future prospects. To participate in the conference call, dial 1-888-680-0865 approximately 15 minutes ahead of the scheduled time and enter the participant passcode 48187041. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the passcode 46821457. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

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About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company for utility and non-regulated businesses.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates the efficient use of energy while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates energy projects including thermal facilities serving hot and chilled water for casinos, cogeneration facilities and landfill gas-to-electricity facilities.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services heating, air conditioning and water heating systems, services appliances, installs solar systems and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase			Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Operating Revenues:
Utility	$63,687	$83,385	$(19,698)	$393,262	$441,073	$(47,811)
Nonutility	146,726	72,843	73,883	301,038	255,241	45,797

Total Operating Revenues	210,413	156,228	54,185	694,300	696,314	(2,014)

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	40,324	61,188	(20,864)	261,604	314,408	(52,804)
Nonutility	61,935	47,976	13,959	231,141	198,830	32,311
Operations	17,923	16,084	1,839	56,805	51,619	5,186
Maintenance	1,925	1,544	381	5,412	4,446	966
Depreciation	7,333	6,982	351	21,758	20,884	874
Energy and Other Taxes	1,646	1,587	59	8,628	8,891	(263)

Total Operating Expenses	131,086	135,361	(4,275)	585,348	599,078	(13,730)

Operating Income	79,327	20,867	58,460	108,952	97,236	11,716

Other Income and Expense	496	303	193	1,235	1,184	51
Interest Charges	(5,745)	(6,966)	1,221	(17,246)	(20,123)	2,877

Income Before Income Taxes	74,078	14,204	59,874	92,941	78,297	14,644

Income Taxes	(30,367)	(5,818)	(24,549)	(38,245)	(32,350)	(5,895)
Equity in Earnings of Affilated Companies	147	178	(31)	593	600	(7)

Income from Continuing Operations	43,858	8,564	35,294	55,289	46,547	8,742

Loss from Discontinued Operations - (Net of tax benefit)	(76)	(33)	(43)	(101)	(235)	134

Net Income	$43,782	$8,531	$35,251	$55,188	$46,312	$8,876

Basic Earnings Per Common Share:
Continuing Operations	$1.475	$0.290	$1.185	$1.862	$1.581	$0.281
Discontinued Operations	(0.002)	(0.001)	(0.001)	(0.004)	(0.008)	0.004

Basic Earnings Per Common Share	$1.473	$0.289	$1.184	$1.858	$1.573	$0.285

Average Common Shares Outstanding - Basic	29,729	29,518	211	29,699	29,449	250

Diluted Earnings Per Common Share:
Continuing Operations	$1.469	$0.289	$1.180	$1.854	$1.575	$0.279
Discontinued Operations	(0.003)	(0.001)	(0.002)	(0.004)	(0.008)	0.004

Diluted Earnings Per Common Share	$1.466	$0.288	$1.178	$1.850	$1.567	$0.283

Average Common Shares Outstanding - Diluted	29,865	29,627	238	29,828	29,561	267

FOR IMMEDIATE RELEASE